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                                                                    Exhibit 99.1



[VIVENDI                                     [RN
VISUAL ENTERTAINMENT LOGO]                    RUFFNATION FILMS
                                              RELEASING LOGO]



                                  NEWS RELEASE

                VIVENDI VISUAL ENTERTAINMENT AND RUFFNATION FILMS
                       RELEASING ENTER DISTRIBUTION PACT

         FIRST RELEASE IS "MONEY, POWER, RESPECT" DIRECTED BY JAMAL HALL
                               RELEASE DATE JULY 4


LOS ANGELES, CA, JULY 10, 2006 - Vivendi Visual Entertainment (V V E) has entered into a multi-year, multi-film distribution agreement with RuffNation Films Releasing (R F R) to market and distribute its upcoming slate of home entertainment product. The agreement was announced today by V V E General Manager Tom O'Malley along with R F R CEO Chris Schwartz and President Rich Murray.

Under the terms of the deal, R F R will deliver a minimum of five releases per year. The first release is "Money, Power, Respect," directed by Jamal Hill, a hard-hitting urban drama set in the gritty streets of Philadelphia about a young hustler named Levi, who is conflicted by the competing influences of his mother and girlfriend versus his criminal mentors. The next release, due in November is the aptly-named documentary, "Death Before Dishonor" which explores the mantra pervasive in urban culture, lashing out against "snitching." The film features numerous hip-hop artists, while offering a glimpse into a disturbing reality.

"RuffNation is one of the most respected hip-hop brands in the music industry and it's no surprise that the company's film division is proving to be a formidable contender as well," said O'Malley. "We are thrilled to add RuffNation to our growing roster of exceptional home entertainment companies."

"This relationship with Vivendi will allow us to significantly expand both our production and release schedules, while reaching the widest possible audience," said Murray. "We're truly excited to be joining forces with one of world's leading entertainment companies."

ABOUT RUFFNATION FILMS RELEASING
R F R is a newly formed distribution subsidiary of RuffNation Films. Founded in 1999, RuffNation Films is committed to creating cutting-edge urban, youth and music-oriented films for both the theatrical and DVD markets. Originally an extension of world-renowned RuffHouse Records, RuffNation Films became part of TriMedia Entertainment Group Inc. (otcbb:TMEG) in 2002. TriMedia is an international multimedia entertainment company with a focus on developing entertainment content. The company produces films and recorded music on the DVD and CD formats. TriMedia is one of the pioneers in combining CDs and DVDs in one product.

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ABOUT VIVENDI VISUAL ENTERTAINMENT
Vivendi Visual Entertainment (V V E), a division of Universal Music Group Distribution (UMGD), has become a leading force in home entertainment and a favorite choice among independent producers and top independent studios.

The company's goal is to provide the highest quality of marketing, sales and distribution services. Its product is available to consumers at retailers nation-wide. V V E's select product line features theatrical releases, DVD premieres, family, comedy, foreign, Latino, urban, and fitness. Studio partners include Bauer Martinez Distribution, Bodywisdom Media, Code Black Entertainment, Film Mates, First Independent Pictures, Freestyle, Lightning Entertainment, Melee Entertainment, New Light Entertainment, Palm Pictures, Rising Entertainment, Uwe Boll Productions, Voy Pictures, Walter Mercado and Xenon Pictures.

V V E benefits from UMGD's award winning team and customer-centric culture. UMGD's recent awards include American Business Awards, three consecutive NARM awards for Distribution Company of the Year and numerous retail awards. V V E's website can be found at www.vivendivisualentertainment.com.


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